FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated January 25, 2008	Registration No. 333-147112
Registration No. 333-147112-01
CARAT 2008-1 — Final Pricing Details $1bn Auto ABS
Jt-Lead Mgrs: GS, Citi, ABN
*100% Pot*

	Size					Legal
Class	(MM)	WAL	Rating (M/S/D)	Window	Exp Final	Final	Bnchmk	Spread	Coupon	Yield	Price

A2A	125.0	1.00	Aaa/AAA/AAA	6-17	7/15/09	9/15/10	EDSF	+70	3.52	3.551	99.9948

A2B	136.0	1.00	Aaa/AAA/AAA	6-17	7/15/09	9/15/10	1ML	+70			100.0000

A3A	55.0	2.20	Aaa/AAA/AAA	17-37	3/15/11	8/15/12	SWPS	+100	3.86	3.900	99.9814

A3B	304.0	2.20	Aaa/AAA/AAA	17-37	3/15/11	8/15/12	1ML	+100			100.0000

A4A	66.407	3.55	Aaa/AAA/AAA	37-49	3/15/12	7/15/14	SWPS	+135	4.46	4.509	99.9759

A4B	54.0	3.55	Aaa/AAA/AAA	37-49	3/15/12	7/15/14	1ML	+135			100.0000
A1 is being offered via 144a
Erisa Eligible- Yes
Pricing Speed 1.4ABS to 2% Call
First Payment March 17th
A2A, A2B, A3A, A3B, A4A, A4B will be sized to demand
Expected Settlement February 1st
STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
The Depositor has filed a registration statement (including the prospectus (the “Prospectus”)) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for this offering, will arrange to send the Prospectus to you if you request it by calling toll-free 1-866-471-2526.